Corporate Resolution

Aquila Three Peaks High Income Fund

      Be it known that the following corporate resolution is in full force and effect:

      WHEREAS The Trustees were familiar with the fidelity bond which covered the Aquila Three Peaks High Income Fund, as Prime Cash Fund, and the other funds of the Aquila Group of Fundssm, as well as with the sharing of premiums and policy benefits of the bond among those funds; and

       WHEREAS It was proposed that in its new character and configuration, Aquila Three Peaks High Income Fund participate in the same manner as the other funds in these arrangements; and

      WHEREAS The Board of Trustees of Aquila Three Peaks High I ncome Fund adopted the following resolutions on motion duly made, seconded and carried unanimously at the Fund's Board of Trustees'
Meeting held on March 12, 2006;

      NOW, THEREFORE, BE IT RESOLVED, that the proposed fidelity bond with ICI Mutual Insurance Company be and it hereby is approved, as a joint insured bond including the Fund and related entities, and


	RESOLVED, that there is hereby authorized an annual premium (with premium tax), a reserve premium, a commitment to ICI Mutual
Insurance Company secured by a letter of credit, and an unsecured commitment to ICI Mutual Insurance Company, and

	RESOLVED, that allocation of the annual premium and premium tax shall be in accordance with an Agreement Among Insureds to be executed by the Fund as an additional party, and

	RESOLVED, that the letter of credit fee for the Fund's secured commitment is hereby authorized, and


	RESOLVED, that the Secretary and the Assistant Secretary are hereby authorized to make any required filings with the Securities and Exchange Commission pursuant to Rule 17g-1 under the Investment Company Act of 1940.


Sealed this 5th day of July 2006.

								/s/  John M. Herndon
								________________________
                    					John M. Herndon
								Assistant Secretary
Aquila Three Peaks High Income Fund